Exhitbit 99.1

Robert L. Schweiger
 9752 SW Santa Monica Drive, Palm City, FL 34990
 772/597-6664  (fax: 772/597-6665)
robtschweiger@yahoo.com

December 7, 2010

Mr. Gary Berger, Chairman
First Peoples Bank
Berger, Toombs, Elam, Frank CPA
600 Citrus Ave, Ste 200,
Fort Pierce, FL 34950

Dear Gary:

I am submitting my resignation as a member of the Board of Directors of First Peoples Bank and FPB Bancorp, Inc.  My reasons can be summarized as follows:

1. Lack of confidence in bank management in protecting shareholder value, obtaining proper capital balances and ratios, and operating its assets to ensure profitability.

2. Lack of confidence in the board of directors to effectively direct management and to follow up management on its directives.

It has been approximately one year since I distributed a 4 page memo containing 12 discussion points for the board to consider at a Special Meeting of the Directors.  I had also sent out via email to all directors the government-mandated agreements with both Riverside Gulf Coast and Riverside Fort Pierce asking the board to review them as I believed they were a blueprint for what would transpire with our own bank.  Included in my memo were recommendations regarding capital, profitability, loan review, etc.  I have continued to question management and engage the board on these issues, as well as on a host of other bank-related matters, without success.  On too many occasions, John Leighton and I were virtually the only supporting board members.

As such, it is obvious that I am of a different frame of mind from the vast majority of the board.  On matters such as lack of communications from management to the board, accuracy of board and committee minutes, and committee membership, again, I am in the minority.  The attached recent memos between Dave Skiles, as president, and myself underscores this difference.

Dave's comment in his email yesterday says it best:  "If we can’t get you to a better comfort level then maybe we should reconsider your offer to resign."  Obviously, I am very much NOT at a better comfort level.

My resignation is effective January 8, 2010.

Cordially yours,

Robert L. Schweiger

encl.